      As filed with the Securities and Exchange Commission on December 8, 2003
                                                    Registration No. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      -------------------------------------

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                        7359                          23-2679963
(State or other            (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of             Classification Code Number)      Identification No.)
incorporation or
organization)
                           100 Deerfield Lane, Suite 140
                            Malvern, Pennsylvania 19355
              (Address of principal executive offices and zip code)

--------------------------------------------------------------------------------

                 USA TECHNOLOGIES 2003-A STOCK COMPENSATION PLAN
                            (full title of the plan)

--------------------------------------------------------------------------------

                              George R. Jensen, Jr.
                             Chief Executive Officer
                             USA Technologies, Inc.
                          100 Deerfield Lane, Suite 140
                           Malvern, Pennsylvania 19355
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                      Copies to:
                              Douglas M. Lurio, Esquire
                               Lurio & Associates, P.C.
                           2005 Market Street, Suite 2340
                                Philadelphia, PA 19103
                                     (215) 665-9300

  ----------------------------------------------------------------------------

                              CALCULATION OF REGISTRATION FEE

 Title of                                   Proposed             Proposed
 Securities  Amount      Maximum            Maximum              Amount of
 to be       to be       Offering Price     Aggregate            Registration
 Offered     Registered  Per share (1)      Offering Price (1)   Fee(1)
 -------     ----------  -------------      ---------------      -----------
Common Stock 500,000(1)   $0.24             $120,000             $11.04

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c), the registration fee has been calculated at the average of the bid and asked price within 5 days prior to the date of the filing of the applicable registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

         The information required by Part I is included in documents sent or given to participants in the Registrant's 2003-A Stock Compensation Plan to which this registration statement relates pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended ("Act").


Item 2.  Registrant Information and Employee Plan Annual Information

         The Registrant will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to plan participants pursuant to Rule 428(b) under the Act.

                                     PART II

                    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

       The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 2003, the quarterly report on Form 10-QSB for the quarter ended September 30, 2003, and the Preliminary Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on November 25, 2003 are incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         The Company is proceeding with the registration of 500,000 shares of Common Stock to be issued to the Company's current and future employees, directors and consultants pursuant to the Company's 2003-A Stock Compensation Plan. The Company's 2003-A Stock Compensation Plan was approved by the Board of Directors on September 25, 2003.

         The Company's Articles of Incorporation presently authorizes the issuance of up to 400,000,000 shares of Common Stock, no par value. As of November 24, 2003, the number of issued and outstanding shares of Common Stock on a fully converted basis would be 389,708,631.

         The holders of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

         The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividends may be paid on the Common Stock until all accumulated and unpaid cumulative dividends on the Series A Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all assets of the Company available for distribution, subject to the liquidation preference of the Series A Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Preferred Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the Company.

Item 5.  Interests of Named Experts and Counsel

         Douglas M. Lurio, Esquire, President of Lurio & Associates, P.C., securities counsel to the Company, was the beneficial owner of 421,413 shares of Common Stock on June 30, 2003.

Item 6.  Indemnification of Directors and Officers

         Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

         Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually in the aggregate, represent a fundamental change in the information in the registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

              (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on December 8, 2003.

                                    USA TECHNOLOGIES, INC.

                                    By: /s/George R. Jensen, Jr.
                                        ---------------------------
                                           George R. Jensen, Jr.,
                                           Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


SIGNATURES                                TITLE                              DATE
-----------                               -----                              ----
/S/ GEORGE R. JENSEN, JR.    CHAIRMAN OF THE BOARD OF DIRECTORS,       DECEMBER 8, 2003
-------------------------    CHIEF EXECUTIVE OFFICER
GEORGE R. JENSEN, JR.        (PRINCIPAL EXECUTIVE OFFICER)

/S/ DAVID M. DEMEDIO         CHIEF FINANCIAL OFFICER (PRINCIPAL        DECEMBER 8, 2003
--------------------------   ACCOUNTING OFFICER)
DAVID M. DEMEDIO

/S/ WILLIAM W. SELLERS       DIRECTOR                                  DECEMBER 8, 2003
--------------------------
WILLIAM W. SELLERS

/S/ STEPHEN P. HERBERT       PRESIDENT, CHIEF OPERATING OFFICER,       DECEMBER 8, 2003
--------------------------   DIRECTOR
STEPHEN P. HERBERT

                             DIRECTOR                                  DECEMBER _, 2003
---------------------------
WILLIAM L. VAN ALEN, JR.

/S/ DOUGLAS M. LURIO         DIRECTOR                                  DECEMBER 8, 2003
--------------------------
DOUGLAS M. LURIO

                             DIRECTOR                                  DECEMBER _, 2003
--------------------------
STEVEN KATZ

Exhibit No.            Description
------------           -----------

5.1      Opinion of Lurio & Associates, P.C.
10.1     USA Technologies, Inc. 2003-A Stock Compensation Plan
23.1     Consent of Independent Auditors


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